                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NORAM ENERGY CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               NORAM ENERGY CORP.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               NORAM ENERGY CORP.
                                 P.O. BOX 2628
                              HOUSTON, TEXAS 77252

{NORAM LOGO}                                                       April 7, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of NorAm Energy Corp. to be held in the Youree Room of the Sheraton Shreveport Hotel in Shreveport, Louisiana on May 9, 1995, at 2:00 p.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting there will be a brief report on the operations of the Company. After the business of the meeting has been concluded, stockholders will be given the opportunity to ask questions.

     It is important that your shares be represented at the meeting. Please mark, sign, date and return promptly the enclosed proxy in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I look forward to seeing you at the Annual Meeting.

                                            /S/  T. MILTON HONEA
                                            ___________________________________

                                            T. MILTON HONEA
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                               NORAM ENERGY CORP.
                                 P. O. BOX 2628
                              HOUSTON, TEXAS 77252

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1995

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of NorAm Energy Corp., (the "Company") a Delaware corporation, will be held in the Youree Room of the Sheraton Shreveport Hotel, 1419 East 70th Street, Shreveport, Louisiana, at 2:00 p.m., local time, on Tuesday, May 9, 1995.

     This meeting is being held for the following purposes:

     Proposals of the Board of Directors

          (1) To elect a Board of 13 directors;

          (2) PROPOSAL NO. 1 -- To consider and vote upon a proposal to amend the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Company Common Stock, $.625 par value, from 150,000,000 shares to 250,000,000 shares (the "Amendment");

     Proposals of Stockholders

          (3) STOCKHOLDER PROPOSAL NO. 1 -- To consider and act upon a stockholder proposal concerning prior stockholder approval of future agreements providing for the payment of Executive Compensation contingent upon a change in control of the Company; and

          (4) STOCKHOLDER PROPOSAL No. 2 -- To consider and act upon a stockholder proposal concerning prior stockholder approval of any changes in compensation for non-employee directors of the Company; and

     Other

          (5) To transact any other business that properly comes before the meeting.

     Only stockholders of record at the close of business on March 15, 1995, will be entitled to notice of or to vote at the meeting. Whether or not you plan to be present at the meeting, please mark, sign and return the accompanying form of proxy in the enclosed postage prepaid envelope at your earliest convenience.

                                            By Order of the Board of Directors

                                            HUBERT GENTRY, JR.
                                            Secretary

Houston, Texas
April 7, 1995

                                   IMPORTANT

WE HOPE THAT YOU CAN ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

[NORAM LOGO]


                              NORAM ENERGY CORP.
                                P.O. BOX 2628

                             HOUSTON, TEXAS 77252

                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 9, 1995

     This Proxy Statement is furnished to stockholders of NorAm Energy Corp. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on May 9, 1995 (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate mailing date of this Proxy Statement is April 7, 1995.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card will be borne by the Company. To assist in the solicitation of proxies, the Company has engaged Georgeson & Co., Inc. for a fee not to exceed $10,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Company, who will receive no additional compensation therefor.

     The accompanying proxy card, if properly executed by a stockholder entitled to vote, will be voted at the Annual Meeting, but may be revoked at any time before the vote is taken. A proxy may be revoked at any time before it is exercised by notifying the Secretary of the Company in writing before the proxy is exercised, or by delivering to the Secretary of the Company a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The close of business on March 15, 1995 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At such date the Company had outstanding [123,145,833] shares of common stock, $0.625 par value per share (the "Common Stock"). See "Voting."

     The Company will provide upon request, without charge, to any stockholder entitled to vote at the Annual Meeting, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for its most recent fiscal year. Such request should be made to the Secretary of the Company at the address shown above. The Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 1994, has been mailed with this Proxy Statement to all stockholders. The Annual Report is not a part of the proxy solicitation materials.

                                     VOTING

     Each holder of record of Common Stock at the close of business on March 15, 1995, is entitled to one vote for each share of such Common Stock outstanding in such holder's name on the books of the Company on such date; provided, however, that in the election of directors, cumulative voting is permitted so that each such holder, in person or by proxy, has a number of votes equal to the number of shares of Common Stock standing in such holder's name on the record date multiplied by the number of directors to be elected. A stockholder may cast all such votes for a single nominee for director or may distribute them among any two or more of them as such stockholder sees fit. A stockholder may, in the manner set forth on the enclosed proxy card, instruct the proxy holders not to vote such stockholder's shares for one or more of the named nominees. Abstentions from voting in the election of directors are not included in determining the outcome. If a stockholder wishes to cast such cumulative votes other than pro rata, such stockholder should clearly indicate on the proxy card the number of votes such stockholder wishes to cast for each nominee. By virtue of cumulative voting, the proxy holders will have 13 votes for each share held by each stockholder granting them proxies (unless voting authority is withheld) and proxy holders could likely offset a particular stockholder's instruction not to vote for one or more of the nominees or his exercise of cumulative voting by the use of votes granted in other proxies.

     Shares represented by a properly signed and returned proxy card will be voted as specified by the stockholder. If a proxy card is signed and returned, but no specification is made, the shares represented by such proxy card will be voted "FOR" all the listed nominees for director, and the proposed amendment to the Company's Restated Certificate of Incorporation, and "AGAINST" the stockholder proposals set forth in the attached notice.

     The approval and adoption of Proposal No. 1 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The approval and adoption of Stockholder Proposal No. 1 and Stockholder Proposal No. 2 will require the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting, provided a majority of the voting power of the shares of Common Stock entitled to vote is represented in person or by proxy. Abstentions are not counted as votes "for" or "against" a proposal, but are counted in determining the number of shares of Common Stock present or represented by proxy at the meeting. Therefore, since approval of Stockholder Proposal No. 1 and Stockholder Proposal No. 2 require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting, abstentions have the same effect as a vote "against" these proposals. New York Stock Exchange rules prohibit brokers from voting on Stockholder Proposal 1 and Stockholder Proposal No. 2 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such "broker non-votes" will not be counted as voted or as present or represented on this proposal.

                      ELECTION OF DIRECTORS AND BENEFICIAL
              OWNERSHIP OF COMMON STOCK FOR OFFICERS AND DIRECTORS

     Unless otherwise indicated on the proxy card, the proxy holders will vote the shares represented by such proxy card for the election of each of the nominees listed below, to serve until the next annual meeting of the stockholders and until their successors are elected and qualified. The form of proxy solicits and the proxy holders reserve the right to vote such proxies cumulatively and for the election of less than all of the nominees for director. If for any reason any nominee shall be unavailable for election to the Board of Directors, the holders of proxies will vote for a substitute.

     The 13 nominees who receive the most affirmative votes will be elected directors of the Company.

NOMINEES

     All of the nominees are members of the present Board of Directors and, except for Messrs. Mickey P. Foret, Joseph M. Grant and W. Jeffrey Hart, were elected by the stockholders at the 1994 annual meeting.

     The following table sets forth certain additional information regarding the nominees including the amount and percent of equity securities of the Company beneficially owned, directly or indirectly, on March 15, 1995, by the nominees, by the executive officers named in the Summary Compensation Table (the "Named Executives", see "Executive Compensation"), as well as by the directors and executive officers as a group. Unless otherwise indicated, each nominee has held his or her current position for more than the last five years.

                                                                           FIRST        SHARES OF
                                                                         BECAME A      COMMON STOCK
                          NOMINEE AND                                   DIRECTOR OF    BENEFICIALLY
                    BIOGRAPHICAL SUMMARY(1)                      AGE    THE COMPANY      OWNED(2)
- ---------------------------------------------------------------  ---    -----------    ------------
Michael B. Bracy                                                 53         1992           90,640
  Mr. Bracy has been Executive Vice President & Principal
  Financial Officer of the Company since October, 1991. He was
  Executive Vice President of the Company and Chief Executive
  Officer of Arkla Pipeline Group ("APG"), a division of the
  Company from December, 1989 until October, 1991. He was
  Executive Vice President of the Company and President of APG
  from April, 1988 until December, 1989. He is a director of
  Itron, Inc. of Spokane, Washington.

Joe E. Chenoweth                                                 59         1990            9,195
  Mr. Chenoweth was Senior Corporate Vice President,
  International, Honeywell Inc., a multinational advanced
  technology Company, Minneapolis, Minnesota, from December,
  1990 until his retirement on December 31, 1992. Prior to
  that, he served Honeywell Inc. in other executive positions.

O. Holcombe Crosswell                                            54         1988            8,668(3)
  Mr. Crosswell is President of Griggs Corporation, a real
  estate and investment Company in Houston, Texas.

Walter A. DeRoeck                                                52         1986           14,068
  Mr. DeRoeck has been Chairman of the Board for Susan Crane,
  Inc., a privately held Company, since January 1992. Susan
  Crane manufactures gift wrapping and decorating products. In addition to his role at Susan Crane, he has ownership in a commercial real estate firm. Prior to that, he was Chairman of the Board and Chief Executive Officer for Union National
  Bank of Texas, Austin, Texas from February, 1991 until May,
  1993. He served as President of such bank from February 1989 until February, 1991.

Mickey P. Foret                                                  49         1995            2,046
  Mr. Foret has been Executive Vice President and Chief
  Financial Officer of Norwest Airlines, Inc. since 1993. He was Senior Vice President, Planning & Finance of Norwest
  Airlines, Inc. from December 1992 to September 1993. Prior to that, he was President and Chief Executive Officer of KLH
  Computers, Inc. from June 1992 to September 1992. Since
  October of 1990 he has also served as the President of KLC,
  Inc., a privately owned real estate development and
  construction company. Prior to that, Mr. Foret was President and Chief Operating Officer of Continental Airlines, Inc.
  from October 1989 to October 1990. Continental Airlines, Inc.
  filed a petition under the Federal bankruptcy laws in
  December of 1990.

                                                                           FIRST        SHARES OF
                                                                         BECAME A      COMMON STOCK
                          NOMINEE AND                                   DIRECTOR OF    BENEFICIALLY
                    BIOGRAPHICAL SUMMARY(1)                      AGE    THE COMPANY      OWNED(2)
                    -----------------------                      ---    -----------    ------------
John P. Gover                                                    66         1976            7,623
  Mr. Gover is engaged in personal investments. He was formerly
  Chairman and Chief Executive Officer of the National Bank of
  Commerce, Altus, Oklahoma, until his retirement on October
  31, 1983.
Joseph M. Grant                                                  56         1995            5,046
  Mr. Grant is the Senior Vice President and Chief Financial
  Officer of Electronic Data Systems Corporation ("EDS"), and
  has been with EDS since December 1990. He is on the Board of
  Directors of EDS, American Eagle Group, Incorporated and
  Heritage Media Corporation. Prior to December 1990, Mr. Grant
  was Executive Vice President of American General Corporation.
Robert C. Hanna                                                  66         1989           21,998(4)
  Mr. Hanna is a director and Vice Chairman of the Board of
  Imperial Holly Corporation, Sugar Land, Texas. He was
  President and Chief Executive Officer of Imperial Holly
  Corporation and Chairman of Holly Sugar Corporation, Colorado
  Springs, Colorado, prior to his retirement on September 30,
  1993. He is also currently serving as Chairman of Memorial
  Healthcare System in Houston, Texas.
W. Jeffrey Hart                                                  53         1995            2,046
  Mr. Hart has been President of MAPCO Petroleum Inc. since
  November of 1986. MAPCO Petroleum is a division of Mapco Inc.
  He is also Senior Vice President of MAPCO Inc. Mr. Hart is also a member of the Board of Directors of the National
  Petroleum Refiners Association and PacifiCare of Oklahoma.
T. Milton Honea                                                  62         1992          238,901
  Mr. Honea has been Chairman of the Board and Chief Executive
  Officer of the Company since December 1992. He was Vice
  Chairman of the Board from July 1992 through December 1992.
  He was Executive Vice President of the Company from October
  1991 until July 1992. He was President & Chief Operating
  Officer of Arkansas Louisiana Gas Company, a division of the
  Company from October, 1984 to October, 1991. He is a director of Boatman's Arkansas, Inc., a subsidiary of Boatman's
  Bancshares, Inc.
Myra Jones                                                       59         1981            7,667
  Mrs. Jones is a Partner of Human Investment Counselors,
  Little Rock, Arkansas, and the owner of The Hunter, a
  personalized shopping service in Little Rock, Arkansas.
Sidney Moncrief                                                  37         1985            8,756
  Mr. Moncrief has been President of Sidney Moncrief Pontiac-
  Buick-GMC Truck Inc., Little Rock, Arkansas since September
  1987. He was a professional basketball player with the
  Atlanta Hawks during 1990/1991 and with the Milwaukee Bucks, prior to 1989.

                                                                           FIRST        SHARES OF
                                                                         BECAME A      COMMON STOCK
                          NOMINEE AND                                   DIRECTOR OF    BENEFICIALLY
                    BIOGRAPHICAL SUMMARY(1)                      AGE    THE COMPANY      OWNED(2)
- ---------------------------------------------------------------  ---    -----------    ------------
Larry C. Wallace                                                 51         1984            4,756
  Since the beginning of 1993, he has been engaged in the
  practice of law as a sole practitioner. Prior to 1993 he was a partner in the law firm of Gill Wallace Clayton Fleming
  Elrod & Green, P.A., Little Rock, Arkansas since February 1,
  1992. Prior to that he was Senior Partner in the law firm of
  Wallace, Clayton & Green, P.A., Little Rock, Arkansas.

Named Executives who are not nominees
  Howard E. Bell                                                                           25,200
  Hubert Gentry, Jr.                                                                       33,584
  William A. Kellstrom                                                                     28,050

All directors and executive officers as a group (24 persons)                              675,553(5)

- ---------------

(1) All directors and executive officers of the Company may be reached through the Company at NorAm Energy Corp., P.O. Box 2628, Houston, Texas 77252.

(2) Represents less than 1% of the shares outstanding for each nominee as well as for all directors and executive officers as a group.

(3) Includes 4,600 shares owned by a corporation of which Mr. Crosswell is president. Mr. Crosswell shares voting and investment power in these shares.

(4) Includes 1,000 shares owned by his stepson, as to which Mr. Hanna does not possess any voting or investment power and as to which he disclaims beneficial ownership.

(5) Includes 69,094 shares of Common Stock as to which certain executive officers of the Company have the right to acquire beneficial ownership, within 60 days, by exercise of options granted under the Company's stock option plans and Incentive Equity Plan.

ORGANIZATION OF THE BOARD OF DIRECTORS

     During 1994, the Company's Board of Directors held a total of nine regularly scheduled and special meetings. Mr. Wallace is the only nominee for reelection who during 1994 attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors while he was a member and (2) the total number of meetings held by all committees of the Board of Directors on which he served (during the period he served). Mr. Wallace attended eight of the nine regularly scheduled and special Board meetings and eight of the fourteen meetings held by committees on which he served.

     During 1994, Directors who were not officers or employees of the Company or a subsidiary received an annual retainer of $24,000, $1,000 for each meeting of the Board attended, $500 for participation in telephonic board meetings, $500 for attendance at meetings of committees of the Board held on the same day as Board meetings and $1,000 per meeting for committee meetings held on any other day. Committee Chairmen also received an annual retainer of $2,000. One-half of the annual retainer that each nonemployee director received and one-half of the retainer Committee Chairman received was paid in restricted Common Stock of the Company. Directors were reimbursed for out of pocket expenses incurred in connection with attending Board meetings. Officers and employees of the Company are not compensated for serving on the Board of Directors or any of the Board committees.

     To encourage greater stock ownership by directors the Company maintains stock ownership guidelines for its nonemployee directors. The guidelines suggest that nonemployee directors should own Company Common Stock equal in value to five times their annual retainer and that directors should strive to meet these guidelines within five years of the inception of the guidelines, or for new directors within five years of the time such directors joined the board.

     The Company has a mandatory director retirement age qualification and a retirement plan for nonemployee directors (the "Director Retirement Plan"). Effective May 11, 1994, a director will not be eligible to stand for election as a director at any annual or special meeting of stockholders that occurs after such director's 70th birthday.

     The Director Retirement Plan provides a retirement benefit to any nonemployee director who has served as a nonemployee director for at least five
(5) years and who serves as a Director on or after the effective date of the Director Retirement Plan. The Director Retirement Plan will pay an annual benefit equal to the annual cash retainer in effect at the time of the Director's retirement, provided such Director retires from service as a Director no later than the next annual meeting of stockholders following his or her 70th birthday. Directors who attained age 70 by the 1994 Annual Meeting of stockholders are eligible for the retirement benefit described in the preceding sentence, provided such director retires from service as a Director by the 1995 Annual Meeting of stockholders. Payment of the benefit will commence on the first day of the month following the later of the month in which the Director attains age 65 or the month of the Director's retirement and will be paid annually to the Director for a number of years equal to the Director's full years of service but in no event for more than ten (10) years.

     Audit Committee. The Company has a standing Audit Committee which currently consists of Mr. Crosswell, Mr. DeRoeck, Mr. Donald H. Flanders (who is not standing for election as a director in 1995), Mr. Grant and Mr. Moncrief. The functions of the Audit Committee include recommending each year to the Board of Directors the engagement of a firm of independent auditors for the Company and its subsidiaries; reviewing the proposed scope of the audit, the reports to be rendered and the fees to be charged by the Company's independent auditors; reviewing the annual financial statements and the results of the audit with management and the independent auditors; reviewing with management and the independent auditors the recommendations made, if any, by the independent auditors with respect to significant changes in accounting policies, procedures and internal controls; and holding themselves available to meet with the independent auditors to resolve matters that arise in connection with the audit if and when it should become necessary. During 1994 the Audit Committee held three meetings.

     Compensation and Benefits Committee. The Company has a standing Compensation and Benefits Committee which currently consists of Mr. Chenoweth, Mr. DeRoeck, Mr. Hanna, Mr. Hart, Mr. Wallace, and Mr. D. W. Weir, (who is not standing for election as a director in 1995). The Compensation and Benefits Committee considers and recommends, to the Board of Directors, salary schedules and other remuneration for compensating the officers and directors of the Company. During 1994 the Compensation and Benefits Committee held seven meetings.

     Corporate Governance Committee. The Company has a standing Corporate Governance Committee which currently consists of all the nonemployee directors. This Committee recommends to the Board of Directors nominees for election as directors. Pursuant to the Company's By-Laws, any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at an annual meeting of stockholders if notice in writing of such stockholder's intent has been delivered to or mailed and received at the office of the Secretary of the Company no later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company. This committee also has responsibility for, among other things, CEO evaluation, assessment of board performance and committee assignments. During 1994 the Corporate Governance Committee held three meetings.

     The Company has two other standing committees, each having the responsibility for particular functions of the Company. The other committees are the Environmental Committee, which recommends environmental policy for the Company and, the Investment Committee, which recommends policies and actions regarding investment of funds in the Company's qualified retirement and savings plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Weir, a member of the Compensation and Benefits Committee of the board, was Chairman and CEO of the Company until his retirement in 1979. In addition to the retainer fees received as a director, Mr. Weir was paid $79,731 during 1994 in supplemental retirement pay under an arrangement with the Company. Under a separate arrangement, at his death, Mr. Weir's estate will receive certain life insurance benefits equal to $201,600. Mr. Weir will retire as a director of the Company, effective at the Annual Meeting. The other members of the Compensation and Benefits committee during the last fiscal year were Mr. Chenoweth, Mr. DeRoeck, Mr. Hanna and Mr. Wallace.

                1994 COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee (the "Committee") of the Board of Directors of NorAm Energy Corp. has prepared the following report regarding 1994 executive compensation. The Committee, which is composed entirely of non-employee directors, is responsible for all components of the Company's officer compensation programs and some aspects of non-officer compensation. This report describes the basis on which 1994 compensation determinations were made by the Committee with respect to the Company's executive officers, including the Named Executives. The Committee works closely with the entire Board in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for NorAm's Chairman and Chief Executive Officer and for the four other most highly compensated executive officers as well as compensation information about all executive officers of the Company.

                  EXECUTIVE COMPENSATION POLICY AND PHILOSOPHY

     NorAm's executive compensation programs are based on the following guiding principles:

     - Pay-for-Performance -- To this end, NorAm has placed considerable emphasis on incentive compensation programs which reward executives for the achievement of specific operating and financial objectives and for total shareholder returns. These incentive programs focus on both annual and long-term performance.

     - Pay Competitiveness -- NorAm believes it must offer competitive total compensation opportunities in order to attract, motivate, and retain executive talent. The Company's philosophy is to target the market median (50th percentile) for all elements of executive compensation. This includes base salary, annual incentives, and long-term incentives. Actual compensation levels, however, will vary in competitiveness from year to year based on corporate, business unit, and individual performance. The Company determines competitive levels of compensation using published compensation surveys, information obtained from compensation consultants, and an analysis of compensation data contained in the proxy statements for the 18 industry peer companies included in NorAm's Performance Graph. The information obtained from published surveys and compensation consultants is distinct from the proxy peer group data and the companies included in these analyses are not explicitly included in the Performance Graph. The published survey data and consultant data reflect general industry companies with revenues comparable to the Company and gas companies of all sizes.

     - Executive Stock Ownership -- The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's stock price and dividend performance. As a result, NorAm has established stock ownership guidelines for its officers. Under these guidelines, executives are given 5 years to meet certain stock ownership levels. The Company also provides a significant portion of its executive compensation in the form of stock-based compensation.

                           DESCRIPTION OF THE CURRENT
                         EXECUTIVE COMPENSATION PROGRAM

     This section describes each of the principal elements of the Company's executive compensation program with specific reference to the objectives discussed above.

BASE SALARY PROGRAM

     NorAm's base salary levels are determined based on market compensation rate, each employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for executives as a group are reviewed annually considering a variety of factors, including individual performance, general levels of market salary increase, and NorAm's overall financial results (as described in detail in the "Annual Incentive Plan" section of this report). All salary increases are granted within a pay-for-performance framework, but performance criteria vary significantly by person. Also, some performance factors are qualitative and there is no standard weighting attached to performance factors applicable to each executive or the Company for base salary determinations. Further, salary adjustment are not affected by any contractual requirements. NorAm's actual base salaries for executives are generally consistent with the Company's philosophy of targeting the market median.

ANNUAL INCENTIVE PLAN

     NorAm's annual incentive plan is intended to (1) reward key employees based on Company, business unit, and individual performance; (2) motivate key employees and (3) provide competitive cash compensation opportunities to plan participants. As a pay-for-performance plan, the plan provides annual incentive awards based on the achievement of performance objectives for the most recently completed fiscal year. For 1994, corporate performance measures in the annual incentive plan included earnings per share from continuing operations, return on capital employed and net cash flow from continuing operations.

     These measures are weighted equally for the corporate component of the annual incentive. Business unit performance measures varied by unit but include (in addition to the measures cited above) expense management, operating income, net cash flow (before dividends), customer satisfaction and pre-tax return on rate base. These measures are weighted equally for the business unit component of the annual incentive. Further, for senior corporate executives (including Named Executives) the executive's contribution to overall corporate success is assessed as part of the plan. This assessment is handled using a subjective review of performance (considering such factors as teamwork and cooperation) rather than focusing on specific measures.

     For corporate positions below the senior executive level, the size of the annual incentive funding pool is determined based 50% on corporate financial performance (using the measure cited above) and by using the average of business unit performance ratings and corporate controllable expense measures with each weighted 25%. For business unit positions below the senior executive level, 50% of the annual incentive funding pool is based on corporate performance and 50% is based on business unit performance. For both corporate positions and business unit positions, individual performance factors are used to allocate the fund pools among participants in a non-formula fashion without any standardized goal weightings. For senior executives, corporate performance is weighted 40%, business unit performance is weighted 40%, and overall corporate contributions made by the individual are weighted 20%.

     In early 1994, the Committee instituted the requirement that for awards earned in 1994 (and paid in 1995) 50% of such awards will be paid in the form of Company Common Stock. This program is intended to encourage greater executive officer stock ownership and to assist executive officers in achieving the stock ownership guidelines discussed below.

     Annual incentive opportunities are targeted at the market median. For 1994, annual incentive awards actually earned were generally at targeted levels for corporate positions since the Company generally performed at targeted levels on the measures described above. For business unit positions, actual awards were at, below or above target (depending on the business unit), since these business units varied in their performance against the goals cited above.

LONG-TERM INCENTIVES

     NorAm believes that its executives should have an ongoing stake in the success of the business. The Company also believes these key employees should have a considerable portion of their total compensation paid in the form of stock, since stock related compensation is directly tied to stockholder value.

     Until 1994, the Company generally relied on performance based restricted stock as its primary long-term incentive device. Beginning in 1994, the Committee began making long-term incentive awards in the form of both stock options and performance based restricted stock. Award opportunities under these two programs, combined, are targeted at the market median. In 1994, no payouts were made under these programs and actual payouts have been below target in recent years prior to 1994 because of performance on plan measures falling below target.

     Stock options provide a strong tie between pay and performance, since executives only realize value from stock options if the Company's share price rises after the date of grant. All stock options in 1994 were granted at 100% of fair market value and vest at a rate of one-third per year over 3 years.

     The performance based restricted stock grants made in 1994 (as in prior years) are fully at risk based on both the performance of the Company and the continued employment of the officer. This means that shares of restricted stock that are granted may never be earned (or vested) by the officer unless the Company achieves certain pre-set performance objectives (at least at a threshold level) which are set by the Committee and unless the officer remains in the employ of the Company for the specified period of time. For the 1994 grants, these objectives included return on capital employed in relation to the peer group of 18 gas pipeline and local distribution companies (weighted 50%) and total stockholder returns compared to an internal target (weighted 50%). Both of these objectives are measured over a three-year performance period, and at the conclusion of each performance period, shares are vested or actually delivered to the officer, based on measured performance against the two objectives. The number of shares that may vest ranges from zero to the maximum number of shares equal to 150% of the original grant. The 18 gas pipeline and local distribution companies referred to above have also been used in the Performance Graph disclosing the relative total stockholder return for NorAm. See "Performance Graph". These companies were selected by the Committee as being the best representation of the two industry segments in which NorAm operates. The Committee did not feel that any published index for the industry provided a reasonable data base.

     During the first quarter of 1995, the Committee revised the performance based restricted stock plan for the January 1995 to December 1997 period so that awards for this cycle will vest based on the Company's earnings per share performance relative to a 3-year strategic plan. This change was made in order to increase executive focus on the need to improve the level of earnings in order to build shareholder value. In accordance with the terms of the plan, the Committee also reinstated dividend payments on performance-based restricted stock prospectively. However, these dividends will only be paid on those restricted shares that ultimately vest based on performance. Reinstatement of dividends on earned performance based restricted stock is intended to reward executives for maximizing total shareholder returns, and to bring this feature of the plan in conformance with general market competitive practice.

STOCK OWNERSHIP PLANS

     In order to encourage greater executive stock ownership, in early 1994, the Company established stock ownership guidelines for its officers. These guidelines are intended to strengthen the link between executive and stockholder interests. The level of ownership specified under the guidelines ranges from 75% to 150% of 1993 base salary depending on the level of the officer. These guidelines have been established as a fixed number of shares based on a November 1993 share price and it is suggested that officers meet these ownership guidelines within five years.

                             1994 CEO COMPENSATION

     The Committee has attempted to target the CEO's total compensation package at about the median of the marketplace for the 18 peer companies shown in the performance graph. However, the Committee, considering the strongly expressed views of the CEO, has continued to focus as much of the CEO's compensation on stock-based compensation as possible in order to place as much emphasis on returns to shareholders as possible.

     To this end, the CEO's compensation program is structured as follows:

     - Base Salary -- The CEO's 1994 base salary was provided in two forms: (1) a time vested restricted stock grant and (2) a cash payment (the "Cash Payment") equal to the estimated tax and benefit liability for the CEO on the restricted stock grant. It should be noted that the salary figures shown in the Summary Compensation Table for 1994 are reflective of just the cash payment portion of base salary. The value, at the date of grant, of the restricted stock granted to Mr. Honea in 1994 in lieu of a portion of his base salary, is disclosed under the Restricted Stock Award column of the Summary Compensation Table (and is described in greater detail below). The CEO's base salary, was determined solely with reference to median market data on CEO's salaries within the industry and a review of Mr. Honea's performance (which was conducted subjectively based on progress in developing a new strategic plan and various operating initiatives). These performance criteria were not weighted by the Committee. Mr. Honea's actual base salary (including the cash payment and the time vested restricted stock grant) is consistent with the market median for this peer group but is below the market median for general industry and pipeline industry companies with similar revenues.

     - Other Stock Based Compensation -- In lieu of a portion of his base salary (as mentioned above), the CEO received a grant of restricted stock covering the January through December 1994 period. The structure of the CEO's compensation program in 1994 provided for the CEO to receive, in lieu of a portion of his base salary, a grant of 8,336 shares of time vested restricted stock on the first day of each 1994 fiscal year quarter, with the transferability restrictions lapsing 6 months following the grant date. During this restriction period, the value of the CEO's restricted stock varied based on NorAm's stock price performance. As was the case for all restricted stock as NorAm's stock declined subsequent to the date the number of shares of restricted stock was determined, the CEO's actual base salary (cash plus time vested restricted stock) was below targeted market median levels.

       The Committee, considering the strong preferences of the CEO, elected to continue the current method of paying the CEO's base salary using both cash (equal to tax and benefit obligations) and time vested restricted stock.

     - Annual Incentive -- The CEO's actual annual incentive for the 1994 performance year was $300,000. All of this annual incentive was paid in shares of Company common stock, net of the estimated tax and benefit liability for the CEO on this annual incentive payment. The value of this award was above target because the Company's performance, based on the corporate performance objectives discussed under the annual incentive plan above, was above target. Since the CEO's annual incentive award opportunities are targeted at the market median for peer companies, his actual incentive award was consistent with industry target levels as well.

     - Long-Term Incentives -- In 1994, the CEO received a grant of performance-based restricted stock under the Incentive Equity Plan. The performance sensitivity of any payout under this program is contingent upon corporate performance on the relative return on capital employed and total shareholder return objectives described in the long-term incentive section above. He also received a grant of 54,100 stock options. The value of the options are contingent upon stock price appreciation. The stock options only produce income for the recipient if the Company's share price rises above the price of the stock on the date of grant. These stock options were granted at 100% of fair market value on the grant date and vest at a rate of one-third per year over 3 years. The combined stock option and performance-based restricted stock awards are targeted at the market median for industry peers shown in the Performance Graph.

                        $1 MILLION PAY DEDUCTIBILITY CAP

     In 1993, the U. S. Treasury Department issued regulations under Section 162(m) of the internal revenue code that prevent publicly traded companies from receiving a tax deduction on non-performance based compensation to executive officers in excess of $1 million. Under NorAm's Omnibus Equity Incentive Plan approved in 1994, all stock option awards have been structured to qualify as performance-based compensation which will not be subject to the $1 million limit.

     NorAm's cash compensation levels for the Named Executives do not exceed the $1 million pay level and will most likely not be affected by the regulations in the near future. As such, no further actions have been taken with regard to
Section 162(m) at this time.

THE COMPENSATION AND BENEFITS COMMITTEE

                                            Mr. Walter A. DeRoeck, Chairman
                                                 Mr. Joe E. Chenoweth
                                                 Mr. Robert C. Hanna
                                                 Mr. Larry C. Wallace
                                                 Mr. D. W. Weir, Sr.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of 1994 as to whom the total annual salary and bonus for 1994 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                      --------------------------------------------------
                                          ANNUAL COMPENSATION
                                      ---------------------------             AWARDS                    PAYOUTS
                                                           OTHER      -----------------------   ------------------------
                                                          ANNUAL      RESTRICTED                LONG-TERM
                                                          COMPEN-       STOCK        OPTIONS/   INCENTIVE    ALL OTHER
           NAME AND                   SALARY     BONUS    SATION       AWARD(S)        SARS      PAYOUTS    COMPENSATION
      PRINCIPAL POSITION       YEAR     ($)     ($)(1)      ($)         ($)(2)         ($)         ($)         ($)(3)
- ------------------------------ ----   -------   -------   -------     ----------     --------   ---------   ------------
T. Milton Honea, Jr........... 1994   198,909   300,000    4,361 (4)    222,577(5)    54,100           0       48,000
Chairman & CEO,                1993   346,593   131,557    5,976        249,795            0           0       26,000
NorAm Energy Corp.             1992   320,652         0   25,140              0            0      30,395       19,239
Michael B. Bracy.............. 1994   300,000   107,000    2,534 (4)          0       25,600           0       25,140
EVP & CFO,                     1993   300,000   119,000    3,668              0            0           0       18,000
NorAm Energy Corp.             1992   300,000         0   31,579              0            0      47,003       18,000
Howard E. Bell................ 1994   300,000    97,000    1,498 (4)          0       13,200           0       24,120
President & COO,               1993   293,004   102,000    2,156              0            0           0       17,554
Entex Division                 1992   276,588         0   18,370              0            0      30,395       16,597
William A. Kellstrom.......... 1994   275,004    96,000    1,029 (4)          0       13,200           0       22,590
President, NorAm               1993   275,004   184,000      679              0            0           0       22,647
Energy Services                1992    82,293    50,000        0              0       75,000(6)        0            0
Hubert Gentry, Jr............. 1994   262,500   125,000    1,260 (4)          0       11,200           0       21,150
SVP, General Counsel and       1993   252,090    90,000    1,820              0            0           0       15,101
Secretary NorAm Energy Corp.   1992   243,692         0   12,928              0            0      19,573       14,604

- ---------------

(1) Mr. Honea received 100% of his annual incentive in shares of Company common stock net of the estimated tax and benefit liability, and the other named executives received 50% of their annual incentive in shares of Company common stock.

(2) As of the end of Fiscal 1994, the aggregate restricted stock holdings of each named executive were as follows (using 12/31/94 close of $5.375, and noting that these target grants are fully at risk and any payout will be earned over three-year performance cycles based on Company performance as previously described, except as noted in the following sentence):

                                                           SHARES          VALUE
                                                           ------         --------
            Honea........................................  83,953         $451,247
            Bracy........................................  31,200         $167,700
            Bell.........................................  17,550         $ 94,331
            Kellstrom....................................  17,050         $ 91,644
            Gentry.......................................  14,850         $ 79,819

     The shares and value for Mr. Honea include 16,444 restricted shares received in lieu of a portion of his base salary. Of these shares, 8,336 vested on January 1, 1995 and 8,108 vested on April 1, 1995.

(3) Amount represents ESIP and ESIP Restoration Plan Company contributions.

(4) The total value of executive perquisites and benefits did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any Named Executive. The amounts shown for 1994 represent dividends paid on restricted stock awarded for Cycle IV and Cycle V.

(5) Represents value of shares received by Mr. Honea in lieu of a portion of his base salary.

(6) Represents common stock appreciation rights awarded to Mr. Kellstrom pursuant to his employment agreement, such agreement being more fully described in "Employment Agreements."

     Prior to the end of any calendar year, executive officers may elect to defer receipt, for a specified period of time, of a portion of that officer's salary and annual incentive award, if any. Until receipt, these deferred compensation accounts earn interest. The amounts in the Summary Compensation Table include the compensation deferred for the Named Executives, if any.

EMPLOYMENT AGREEMENTS

     Since March of 1993, it has been the philosophy of the Company and the Board that employment agreements for officers are not generally essential to the employment and retention of management. However, the Company recognizes that special circumstances may exist that call for detailed agreements, describing certain objectives that the Company wishes to achieve during a specified period of time. The following employment agreements were in effect for all or part of 1994 for the Named Executives:

     Effective with his promotion to Chairman and CEO, Mr. Honea requested and the Board agreed that his employment agreement be discontinued. As a result of this discontinuance, Mr. Honea served as CEO and President during 1993 and 1994 without an employment agreement and continues today in such capacity without an agreement.

     Mr. Bell had an employment agreement with the Company which terminated on December 31, 1994, the date of his retirement from employment with the Company. At the expiration of the agreement, the Company paid, pursuant to the agreement, an amount equal to 150% of his annual salary at such time. In consideration for the above payment, Mr. Bell has agreed to make himself available to the Company for 18 months. Mr. Bell is also eligible to receive pursuant to the agreement, an incentive payment for 1994 in an amount to be determined by the Board consistent with similarly situated officers of the Company. Mr. Bell was covered by an employment agreement when Entex was acquired by the Company.

     Mr. Kellstrom has an employment agreement with the Company which expires on September 30, 1995 and provides for an annual base salary of not less than $275,000. The agreement also awarded Mr. Kellstrom 75,000 common stock appreciation rights pursuant to the Company's Long Term Incentive Compensation Plan, with 35,000 having an exercise price of $11.00 per right and 40,000 having an exercise price of $13.00 per right. If as a result of a "change of control" in the Company, Mr. Kellstrom voluntarily terminates his employment, the Company will pay his then unpaid annual base salary for the period from termination through September 30, 1995. If the Company terminates Mr. Kellstrom for cause, the Company shall pay to Mr. Kellstrom his annual base salary through the date of termination. If the Company terminates him without cause, the Company shall pay Mr. Kellstrom all of the base salary, compensation and benefits provided for under the agreement as if his employment had not been terminated. "Change of Control" means when the Company is merged, consolidated or reorganized into another Corporation and as a result of such a transaction less than a majority of the voting stock is held by stockholders who were stockholders of the Company immediately prior to such transactions; or where the Company sells all or substantially all of its assets; or where a report is filed on Schedule 13D or 14D-1 disclosing that any person has become the beneficial owner of securities of the Company representing 10% or more of the combined voting power; or where the Company files a report with the SEC that a change in control of the Company has or may have occurred; or certain changes in the composition of the board and certain transfers of assets to affiliates.

INCENTIVE EQUITY PLAN

     The Company currently maintains an Incentive Equity Plan (the "IEP") for key employees as determined by the Compensation Committee of the Board of Directors, including the Named Executives who are still employed by the Company. The IEP superceded and replaced the Company's Long Term Incentive Compensation Plan with respect to performance cycles beginning after Decem-ber 31, 1993. The IEP provides for options to purchase shares of common stock, stock appreciation rights, restricted stock, opportunity shares, performance units and annual incentive awards.

     The following table shows, as to the Named Executives, information about restricted stock awards granted in the last fiscal year. As previously described, these grants are fully at risk and any payment will be earned over three year performance cycles based on Company performance.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                              ESTIMATED FUTURE PAYOUTS
                                                                            UNDER NON-STOCK PRICE BASED
                                       NUMBER OF                                       PLANS
                                        SHARES,        PERFORMANCE OR     --------------------------------
                                         UNITS          OTHER PERIOD                               MAXIMUM
                                       OR OTHER       UNTIL MATURATION    THRESHOLD     TARGET      ($ OR
                NAME                  RIGHTS (1)         OR PAYOUT        ($ OR #)     ($ OR #)      #)
- ------------------------------------ -------------    ----------------    ---------    --------    -------
T. Milton Honea, Jr. ...............     26,200           01/01/94-         13,100      26,200     39,300
                                                           12/31/96
Michael B. Bracy....................     12,100           01/01/94-          6,050      12,100     18,150
                                                           12/31/96
Howard E. Bell......................      6,300           01/01/94-          3,150       6,300      9,450
                                                           12/31/96
William A. Kellstrom................      6,300           01/01/94-          3,150       6,300      9,450
                                                           12/31/96
Hubert Gentry, Jr. .................      5,300           01/01/94-          2,650       5,300      7,950
                                                           12/31/96

- ---------------

(1) Under the Incentive Equity Plan, shares vest on the achievement of return on capital employed compared to 18 peer companies and total shareholder return compared to a pre-set objective. Below the threshold performance level, 0% of the target shares are earned. No minimum payout is guaranteed. At threshold performance levels, 50% of the target shares are earned. At maximum performance levels, 150% of the target shares are earned.

STOCK OPTIONS/STOCK APPRECIATION RIGHTS

     As indicated above, the Incentive Equity Plan provides for grants of stock options, and/or stock appreciation rights. The following table summarizes option grants during 1994 for the Named Executives.

                                            INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                           ----------------------------------------------------       VALUE AT ASSUMED
                           NUMBER OF     % OF TOTAL                                    ANNUAL RATES OF
                           SECURITIES     OPTIONS       EXERCISE                  STOCK PRICE APPRECIATION
                           UNDERLYING     GRANTED         PRICE                      FOR OPTION TERM (1)
                            OPTIONS     TO EMPLOYEES   (PER SHARE)   EXPIRATION   -------------------------
           NAME             GRANTED       IN 1994          ($)          DATE          5%            10%
- -------------------------- ----------   ------------   -----------   ----------   -----------   -----------
T. Milton Honea, Jr. .....   54,100         17.3%         $6.50        05/09/04   $221,539.50   $559,123.50
Michael B. Bracy..........   25,600          8.2%         $6.50        05/09/04   $104,832.00   $264,576.00
Howard E. Bell............   13,200          4.2%         $6.50        05/09/04   $ 54,054.00   $136,422.00
William A. Kellstrom......   13,200          4.2%         $6.50        05/09/04   $ 54,054.00   $136,422.00
Hubert Gentry, Jr. .......   11,200          3.6%         $6.50        05/09/04   $ 45,864.00   $115,752.00

- ---------------

(1) Calculation based on the stock option exercise price over a ten-year period assuming annual compounding. The columns present an estimate of potential values based on certain mathematical assumptions. The actual value, if any, an executive may realize is dependent upon the market.

     The following table shows aggregate option and/or stock appreciation rights exercised in the last fiscal year and fiscal year-end option and/or stock appreciation rights "in the money" values for the Named Executives.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

                                                                                              VALUE OF
                                                                            NUMBER OF        UNEXERCISED
                                                                           UNEXERCISED      IN-THE-MONEY
                                                                           OPTION/SARS       OPTION/SARS
                                            SHARES                        AT FY-END(#)      AT FY-END(#)
                                           ACQUIRED          VALUE        EXERCISABLE/      EXERCISABLE/
        NAME                              ON EXERCISE     REALIZED($)     UNEXERCISABLE     UNEXERCISABLE
        ----                              -----------     -----------     -------------     -------------
T. Milton Honea, Jr. ...................       0               0             54,100/0            0/0
Michael B. Bracy........................       0               0             25,600/0            0/0
Howard E. Bell..........................       0               0             13,200/0            0/0
William A. Kellstrom....................       0               0             88,200/0            0/0
Hubert Gentry, Jr. .....................       0               0             11,200/0            0/0

RETIREMENT PLANS

     The Company has a defined benefit retirement plan (the "Retirement Plan"), covering all full time employees of the Company (except employees of the Minnegasco Division of the Company and certain hourly employees of the Entex Division of the Company who are included in a number of collective bargaining agreements). A participant becomes fully vested after completing five years of active service with the Company, and the Retirement Plan also provides disability and spousal death benefits. Benefits are based on final average monthly compensation and the participant's years of service. The formula uses final average monthly compensation based on the highest monthly compensation during a 36 consecutive calendar month period within the last 120 calendar months. When an employee is paid on other than a monthly basis, pay for the appropriate number of pay periods is used to reflect 36, 60 or 120 months as applicable.

     The following table shows the estimated maximum annual benefits payable upon retirement to persons in specified salary and bonus levels and years of credited service classifications:

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

     AVERAGE                                            YEARS OF SERVICE
      PLAN                 --------------------------------------------------------------------------
  COMPENSATION                10           15           20           25           30           35
  ------------             --------     ---------    --------     ---------    --------     ---------
    $100,000.............  $ 22,000     $  33,000    $ 44,000     $  44,000    $ 52,868     $  61,679
     200,000.............    47,000        70,500      94,000        94,000     109,868       128,179
     300,000.............    72,000       108,000     144,000       144,000     166,868       194,679
     400,000.............    97,000       145,500     194,000       194,000     223,868       261,179
     500,000.............   122,000       183,000     244,000       244,000     280,868       327,679
     600,000.............   147,000       220,500     294,000       294,000     337,868       394,179
     700,000.............   172,000       258,000     344,000       344,000     394,000       460,679
     800,000.............   197,000       295,500     394,000       394,000     451,868       527,179

     The compensation covered by the Retirement Plan consists of salaries and bonuses paid to Retirement Plan participants, including salaries and bonuses set forth in the Summary Compensation Table. The Named Executives have credited years of service under the Retirement Plan as follows: Mr. Honea 10, Mr. Bell, 18, Mr. Bracy, 10, Mr. Gentry, 16, and Mr. Kellstrom, 2. All amounts shown in the table reflect the general method for payment of benefits, which is a straight life annuity. The benefits shown reflect reductions, where applicable, for Social Security benefits or other offsetting amounts.

     Currently, Code Sections 401(a)(17) and 415 contain rules that limit the amounts payable from the Retirement Plan. The Company maintains an unfunded non-qualified retirement income plan (the "Retirement Restoration Plan") to offset these limitations. The Retirement Restoration Plan provides that the Company will pay a participant in the Retirement Plan the difference between the amount paid and that which would have been paid to the participant under the Retirement Plan if the Code limitations had not been applicable.

     The Company also maintains a Non-qualified Unfunded Executive Supplemental Income Retirement Plan for certain key employees as designated by the Board of Directors. Participation in this plan was frozen on May 11, 1985 to employees participating as of April 11, 1985. The annual base salary amount used to determine the benefit payable from this plan was frozen as of May 11, 1985, or the date the participating individual's agreement was signed, whichever was later. A participant whose employment is terminated at age 65 or thereafter, with a minimum 10 years of service will receive benefits equal to five times his final annual compensation at May 11, 1985, plus interest. A participant whose employment is terminated prior to age 65, but after 10 years of service, is entitled to receive reduced benefits which are payable beginning not earlier than age 55. This plan also provides for payment of similar benefits to the participant's beneficiaries in event of the participant's death. The estimated annual benefit payable upon retirement at normal retirement age for Mr. Honea is $110,203 and $117,550 for Mr. Bracy. The other Named Executives do not participate in this plan.

     The Minnegasco Division and certain subsidiaries of the Company related to Minnegasco operations, maintain a defined benefit pension plan for eligible employees. None of the Named Executives are covered by the Minnegasco Pension Plan. Benefits under this plan are determined on the basis of an employee's years of service, highest average compensation paid during a 60-month period prior to retirement and other factors. Compensation used for the benefit determination does not include incentive compensation payments or deferrals to non-qualified plans.

                               PERFORMANCE GRAPH

     In accordance with the requirements of the SEC, the following line graph presents a comparison of the cumulative five-year stockholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor's 500 Stock Index and an index of peer companies selected by the Company. These peer companies are identified below.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
   AMONG NORAM ENERGY CORPORATION, S&P 500 INDEX AND A COMPOSITE PEER GROUP**

 MEASUREMENT PERIOD              NORAM ENERGY       S&P 500
(FISCAL YEAR COVERED)             CORPORATION        INDEX         PEER GROUP
1989                                  100             100             100
1990                                   77              97              87
1991                                   51             126              82
1992                                   37             136              93
1993                                   35             150             115
1994                                   25             152             113

- ---------------

 * Assumes $100 invested on December 31, 1989 in the common stock of the Company, S&P 500 Index and the Composite Peer Group. Investment is weighted on the basis of market capitalization. Total Return data assumes the reinvestment of dividends and was prepared by Standard & Poor's Compustat Services.
** The peer group includes the following companies: Atlanta Gas Light Co., Brooklyn Union Gas Co., Coastal Corp., Columbia Gas System, Energen Corp., Enron Corp., Enserch Corp., KN Energy Inc., MCN Corp., Nicor Inc., Oneok Inc., Pacific Enterprises, Panhandle Eastern Corp., Peoples Energy Corp., Sonat Inc., Transco Energy Co., Washington Gas Light Co., and Williams Cos. Inc.

                                 PROPOSAL NO. 1

                   APPROVAL OF THE AMENDMENT TO THE RESTATED
                          CERTIFICATE OF INCORPORATION

     Stockholders will be asked to consider and vote on a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock, $0.625 par value (the "Common Stock") from 150,000,000 shares to 250,000,000 shares. If such proposal is not adopted, approximately 11,387,682 of the currently authorized 150,000,000 shares of Common Stock will be available for future issuances and approximately 138,612,318 will be issued and outstanding or reserved for issuance in connection with existing employee benefit plans, the Direct Stock Purchase and Dividend Reinvestment Plan and the Company's $3.00 Convertible Exchangeable Preferred Stock. If the amendment to the Restated Certificate of Incorporation is not approved, it is expected such a proposal will be made again at a later date.

     The Board of Directors of the Company considers it prudent and in the best interests of the Company and its stockholders to have a substantial number of shares of Common Stock authorized by the Restated Certificate of Incorporation which are available for issuance, in order to provide the Company with financing and business flexibility. Common Stock may be issued by the Company in connection with future acquisitions or equity financings, upon conversion or exchange of outstanding securities, in connection with employee benefit plans or under other circumstances. There are currently no agreements or understandings regarding the issuance of any of the additional shares of Common Stock that would be available if the Company's Restated Certificate of Incorporation is amended.

     The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, and, to the extent issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of the Common Stock is entitled to any preemptive right to subscribe for or purchase any stock or other securities of the Company. The issuance of a substantial amount of Common Stock or the granting of an option to purchase a substantial amount of Common Stock could have a potential anti-takeover effect with respect to the Company, although the Board of Directors is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such a purpose. The Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interest of the stockholders of the Company, however, the Board of Directors could use the additional authorized but unissued Common Stock to make it more difficult to effect a change in control of the Company by decreasing the percentage of share ownership of those persons seeking to obtain control. The Board of Directors does not currently intend to seek authorization by its security holders prior to any future issuance of Common Stock, unless such action is required by applicable law or the rules of any stock exchange on which the Company's Common Stock may be listed.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSALS OF STOCKHOLDERS

                           STOCKHOLDER PROPOSAL NO. 1

         STOCKHOLDER PROPOSAL CONCERNING PRIOR STOCKHOLDER APPROVAL OF
            FUTURE AGREEMENTS PROVIDING FOR THE PAYMENT OF EXECUTIVE
        COMPENSATION CONTINGENT UPON A CHANGE IN CONTROL OF THE COMPANY

     The Company has been advised that the Amalgamated Bank of New York LongView Collective Investment Fund, owner of 9,900 shares of Common Stock, requests that the following proposal be considered at the meeting. The text of the resolution and the statement in support thereof are as follows:

                           STOCKHOLDER PROPOSAL NO. 1

     RESOLVED: That the shareholders of NorAm Energy Corp. ("Company" or "NorAm") recommend that the Board of Directors refrain from entering into any future agreements providing executive compensation contingent upon a change in control of the Company unless such agreements are specifically submitted to the shareholders for approval.

                              SUPPORTING STATEMENT

     The Company has employment agreements with several executive officers which provide special severance compensation contingent upon a change in control of the Company.

     These agreements, commonly known as "golden parachutes," provide that if an officer resigns or is terminated under certain circumstances after a change of control of the Company, the officer will receive special severance compensation.

     NorAm's parachute agreements were adopted without the approval of the Company's shareholders.

     We believe that if NorAm were to become the target of an attempted takeover, the introduction of personal financial considerations for executives may cause these executives to act in a manner which does not maximize shareholder value.

     We believe that shareholders should have the right to vote on any parachute agreements in order to assess potential conflicts of interest between executives and shareholders.

     Whereas a 1990 study conducted by the United Shareholders Association of 1,000 major U.S. corporations found that the average annualized two-year return (based on dividends and stock appreciation) was 20% higher for the 559 companies which did not have golden parachute agreements.

At NorAm's 1994 Annual Meeting of Shareholders, 44% of the voting shares approved a similar shareholder proposal. We therefore resubmit this proposal because we believe that a substantial and growing number of shareholders continue to believe that golden parachute agreements do not serve the best interests of shareholders and that shareholders support a policy whereby the Company must win their approval of the terms of a golden parachute agreement prior to the Company's entering into such agreement with any executive.

     WE URGE YOU TO VOTE FOR THIS PROPOSAL (In this context, "We" is the stockholder proponent)
                             ---------------------
                   STATEMENT OF THE COMPANY IN OPPOSITION TO
                           STOCKHOLDER PROPOSAL NO. 1

     As stated in this proxy statement (see "Employment Agreements"), the Company maintains the philosophy that employment agreements are not generally essential to the employment and retention of management. Further, the Company has historically only provided special change-in-control severance compensation provisions to executive officers as part of employment agreements. As a result, the Company does not currently intend to provide new employment agreements or special change-in-control severance provisions to executive officers. However, the Company recognizes that circumstances may arise under which it would be in the best interests of the Company to enter into a formal arrangement with senior management personnel to identify specific performance goals and incentive guidelines. Such arrangements might also include change-in-control provisions. As discussed below, the Board of Directors believes it is desirable to maintain the flexibility to provide special change-in-control severance arrangements when necessary.

     Only two executive officers still have employment agreements with the Company that contain special change-in-control severance compensation provisions. The expiration dates for these employment agreements are August 31, 1995 and September 30, 1995, and although the Company does not anticipate renewing these agreements, it does not believe that such agreements are adverse to the best interests of the Company or its stockholders.

     Contrary to the proponent's assertion that such special change-in-control severance compensation provisions create a conflict of interest between management's personal concerns and its responsibility to the Company, the Board supports the view that the security offered by such severance agreements enables executives to remain focused and objective during a threatening situation and to act promptly and decisively to guarantee the preservation of the Company's strength and value to its stockholders. Requiring stockholder approval of severance agreements weakens the Board's flexibility to act promptly and competitively within the industry in attracting and retaining seasoned executives, thereby potentially depriving the Company and its stockholders of the strength of leadership necessary to strive for long-term maximization of stockholder value. It is the belief of the Board that severance agreements offered at its discretion enhance the current value of the Company by positively influencing its expected future value.

     The Board does not believe that such arrangements are at all related to the performance of the Company. There is therefore, no reason to believe that passage of the proponent's proposal will improve the Company's performance or that a failure to pass will hinder performance. Further, the existence of special compensation arrangements does not change or affect the legal responsibility of executive officers to the Company's stockholders with regard to the maximization of shareholder value or with regard to any other duty or responsibility of executive officers.

     In summary, the Board believes that the limitations on the Board's flexibility imposed by the implementation of such a proposal is an unnecessary impediment to effective Board action and the ultimate goal of maximization of stockholder value.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                           STOCKHOLDER PROPOSAL NO. 2

         STOCKHOLDER PROPOSAL CONCERNING PRIOR STOCKHOLDER APPROVAL OF
                  ANY CHANGES IN COMPENSATION FOR NONEMPLOYEE
                            DIRECTORS OF THE COMPANY

     The Company has been advised that H. Harold Hobbs and Dorothy Hobbs, joint holders of 2,500 shares of Common Stock, request that the following proposal be considered at the meeting. The text of the resolution and the statement in support thereof are as follows:

                           STOCKHOLDER PROPOSAL NO. 2

     It is recommended that the Company seek prior approval via majority vote of all common shareholders for all changes in all compensation including but not limited to annual retainer fees or fees for specific meeting attendance paid to nonemployee Board of Director members.

                              SUPPORTING STATEMENT

     At the annual 1994 meeting of stockholders, the company submitted a proposal to require that a portion of the compensation paid to nonemployee Board of Directors would be paid in the form of common shares of stock. This action was soundly based on the premise that those having supervision over the administration of the company should have a vested interest in its financial well-being. This provision stipulating the common stock compensation payment was submitted and approved by stockholders.

     In a separate action not requiring stockholder approval, however, the total compensation level for nonemployee Board of Director members was increased approximately 60%. The shareholder proposal submitted is based on the premise that those receiving compensation should not have sole authority to initiate and approve the level of that compensation to be received. At a time when common stock values and dividend pay-outs are reduced approximately 70% from previous levels, the substantial raise in compensation paid to non-employee directors appears to have been financially imprudent.

     SHAREHOLDERS ARE URGED TO VOTE IN FAVOR OF THE PROPOSAL

                             ---------------------

                   STATEMENT OF THE COMPANY IN OPPOSITION TO
                           STOCKHOLDER PROPOSAL NO. 2

     This proposal recommends that any changes in any nonemployee director compensation be subject to prior stockholder approval. In support of this proposal, the proponents articulate the premise that those receiving compensation should not have sole authority to initiate and approve the level of that compensation. The board believes that the proposal is both inconsistent with the framework set forth under Delaware law and an unnecessary impediment to the managerial flexibility of the board and the Company, and that the underlying premise ignores the fiduciary duties imposed upon directors of a corporation organized under Delaware law.

     As directors of a corporation organized under the laws of the State of Delaware, the directors of NorAm are vested with the authority to manage or direct the business and affairs of the Company. Delaware law expressly states that the board of directors shall have the authority to fix the compensation of directors. Stockholder Proposal No. 2 recommends that stockholders be allowed to approve all nonemployee director compensation decisions of the Company. Thus, this proposal would have even minor changes, whether increases or decreases in compensation, subjected to stockholder approval. Such a result would have an immeasurably negative impact on the Company's ability to move quickly to attract and retain qualified directors.

     In exercising the authority to fix director compensation, the directors of the Company are charged with a fiduciary duty to the Company and its stockholders, including duties of care and loyalty. Directors have a fiduciary responsibility to stockholders, that is, a duty of heightened trust in regard to the welfare of the Company and its shareholders. The directors decision to increase nonemployee director compensation was made in full compliance and recognition of these fiduciary duties as are all the actions by the directors of this Company. The Board of Directors believe that the proponents premise, that directors are not the appropriate parties to set director compensation, ignores the duties imposed on the board and is suggestive of a failure by this board to acknowledge and adhere to the fiduciary duties it is charged to uphold. The board rejects this premise.

     The proponents of Stockholder Proposal No. 2 further assert that the increase in total director compensation in 1994 was financially imprudent. In 1994, the value of the annual board retainer increased from $15,000 to $24,000. However, beginning with 1994, one-half of the annual retainer was paid in restricted Common Stock, so the actual cash outlay in 1994 for the Company in annual director retainer fees was less than the amount expended in 1993 for director retainer fees. Furthermore, payment of one-half the annual retainer in Common Stock strengthened the commonality of interest between directors and shareholders.

     The change in total director compensation was the first such compensation increase for NorAm directors since 1989. Prior to the increase, the Board engaged independent compensation consultants, who determined that the Company's retainer was from 10% to 67% below the average paid to directors of similar gas pipeline and distribution companies, and meeting fees were from 45% to 82% below those of other companies. In light of the recently adopted mandatory retirement age for directors, the Board foresaw the need to conduct a search for at least three new directors. The Board believed that increasing director compensation to competitive levels would assist materially in attracting and retaining qualified directors.

     In summary, the Board believes that the loss of managerial flexibility resulting from implementation of Stockholder Proposal No. 2 is inconsistent with effective and decisive Board action and the ultimate goal of maximization of stockholder value.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand, independent public accountants, were the principal accountants for the Company for 1994. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. As in prior years, the Company will select the principal accountant for the current fiscal year in September of 1995 based upon the recommendation of the Audit Committee.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals must be received at the Company's principal executive offices, P.O. Box 2628, Houston, Texas 77252, by December 9, 1995, for inclusion in the proxy materials relating to the 1996 annual meeting of stockholders.

                                 OTHER MATTERS

     Management does not know of any other matters to come before the Annual Meeting. If any other matters do properly come before the meeting, it is the intention of the persons appointed in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters unless such authority is specifically withheld.

                                            By Order of the Board of Directors

                                            HUBERT GENTRY, JR.
                                            Secretary

Houston, Texas
April 7, 1995

- --------------------------------------------------------------------------------
P
R                               NORAM ENERGY CORP.
O           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X       The undersigned hereby appoints T. Milton Honea, Michael B. Bracy
Y and Hubert Gentry, Jr., and each of them, Proxies with power of substitution,

        and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of NorAm Energy Corp. held of record by the undersigned on March 15, 1995, at the Annual Meeting of Stockholders to be held in Shreveport, Louisiana, on Tuesday, May 9, 1995, and at all adjournments thereof, with all powers the undersigned would possess if personally present. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE

        UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

        PROPOSALS OF THE BOARD OF DIRECTORS

                1. ELECTION OF DIRECTORS                 FOR all nominees listed below       / /
                                                         and including the use of cumu-
                                                         lative voting (except as marked
                                                         to the contrary below)


                                                         WITHHOLD AUTHORITY                 / /
                                                         to vote for all nominees listed
                                                         below

        INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                     NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                     [M. Bracy, J. Chenoweth, O. Crosswell, W. DeRoeck, M. Foret, J. Gover, J. Grant, R. Hanna, W. Hart, T. Honea, M. Jones, S. Moncrief, L. Wallace]

        2. PROPOSAL NO. 1 -- Amendment of the Certificate of Incorporation to increase the number of authorized shares of Company Common
           Stock      FOR / /   AGAINST / /   ABSTAIN / /


        PROPOSALS OF STOCKHOLDERS

        3. STOCKHOLDER PROPOSAL NO. 1 -- Concerning prior stockholder approval of agreements providing for the payment of Executive Compensation contingent upon a change in control of the
           Company    FOR / /   AGAINST / /   ABSTAIN / /

        4. STOCKHOLDER PROPOSAL NO. 2 -- Concerning prior stockholder approval of any changes in compensation for non-employee
           directors of the Company       FOR / /   AGAINST / /   ABSTAIN / /


                            (CONTINUED ON REVERSE SIDE)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
  P     MADE THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED (INCLUDING,
  R     IF NECESSARY, CUMULATIVE VOTING), AND FOR ITEM 2 AND AGAINST ITEMS
  O     3 AND 4.
  X     Please sign exactly as name appears below. When shares are held by
  Y Joint Tenants, both should sign, and when signing as attorney, as executor, as administrator, trustee or guardian, please give full title as sucH. If held by a corporation, please sign in the full corporate name by the President or other authorized officer. If held by a partnership, please sign
                                              in the partnership name by an
                                              authorized person.


                                                 ---------------------------
                                                 Signature


                                                 ---------------------------
                                                 Signature if held jointly

                                                 Dated:               , 1995


        PLEASE MARK, SIGN, DATE AND RETURN
        THIS PROXY CARD PROMPTLY USING THE
        ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------